Exhibit 21.1

LIST OF SUBSIDIARIES

Bio-Detek, Incorporated, incorporated in Massachusetts.

ZOLL Medical (U.K.) Ltd, incorporated in United Kingdom.

ZOLL Medical Deutschland (GmbH), incorporated in Germany.

ZOLL Medical Canada, Inc., incorporated in Canada.

ZOLL Data Systems, Inc., incorporated in Delaware.

ZOLL Medical France SNC, established in France.

ZOLL Medical Australia, Pty. Limited, incorporated in Australia.

ZOLL International Holding BV, incorporated in the Netherlands.

ZOLL Medical New Zealand Pty. Limited, incorporated in New Zealand.

ZOLL Circulation, Inc. (formerly Revivant Corporation), incorporated in Delaware.

ZOLL Medical Österreich, GmbH, incorporated in Austria.

ZOLL Securities Corporation, incorporated in Massachusetts.

ZOLL Lifecor Corporation, incorporated in Delaware.